                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


The following unaudited pro forma combined condensed balance sheet as of March 31, 1996, and the unaudited pro forma combined condensed statements of operations for the year ended December 31, 1995 and for the three month period ended March 31, 1996 combine the historical financial statements of Digital Recorders, Inc. and Transit-Media GmbH after giving effect to the acquisition. The pro forma combined condensed balance sheet gives effect to the acquisition as if it had occurred on March 31, 1996, and the pro forma combined condensed statements of operations for the year ended December 31, 1995 and for the three months ended March 31, 1996 give effect to the acquisition as if it had occurred at the beginning of the period presented, by the purchase method of accounting.

The purchase price of the acquisition will be allocated to the tangible and intangible assets and liabilities acquired based upon their respective fair values as of the date of acquisition. The allocation of the aggregate purchase price reflected in the pro forma combined condensed financial statements is preliminary and based upon assumed acquisition dates of January 1, 1995 and March 31, 1996 for the pro forma statement of operations and the pro forma balance sheet, respectively. The final allocation of the purchase price is contingent upon the final valuation of the acquired assets; however, that allocation is not expected to differ materially from the preliminary allocation.

The pro forma adjustments and combined amounts are provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of either future results of operations or the results that might have occurred had the acquisition been consummated on the indicated dates.

                             DIGITAL RECORDERS, INC.
                             PRO FORMA BALANCE SHEET
                                 MARCH 31, 1996



                                                    Digital        Transit-
                                                   Recorders,        Media          Pro Forma
                Assets                                Inc.           GmbH          Adjustments       Pro Forma
                                                 ------------------------------------------------------------------

Current assets:
      Cash and cash equivalents                $        909,170        -                  (35,000)(a)      874,170
      Investments                                     1,957,307        -                -                1,957,307
      Trade accounts receivable                       1,752,327        -                -                1,752,327
      Inventories                                     1,180,442        -                -                1,180,442
      Prepaids and other current assets                 169,859          10,996         -                  180,855
                                                 ------------------------------------------------------------------
           Total current assets                       5,969,105          10,996           (35,000)       5,945,101

Intangible assets, net                                1,876,410        -                  106,792 (b)    1,983,202
Other assets, net                                       310,694          10,907         -                  321,601
                                                 ------------------------------------------------------------------
                                               $      8,156,209          21,903            71,792        8,249,904
                                                 ==================================================================


      Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable and accrued
           expenses                                     818,384          31,989         -                  850,373
      Bank borrowings                                   -                97,303         -                   97,303
                                                 ------------------------------------------------------------------
           Total current liabilities                    818,384         129,292         -                  947,676
                                                 ------------------------------------------------------------------

           Total liabilities                            818,384         129,292                            947,676
                                                 ------------------------------------------------------------------

Stockholders' equity:
      Preferred stock                                        35        -                -                       35
      Common stock                                      267,407          33,855           (33,855)(c)      267,407
      Additional paid-in capital                     12,552,708        -                -               12,552,708
      Property held for resale                         (550,000)       -                -                 (550,000)
      Translation adjustment                            -                 2,771            (2,771)(c)            0
      Retained earnings (deficit)                    (4,932,325)       (144,015)          108,418(b)(c) (4,967,922)
                                                 ------------------------------------------------------------------
           Net stockholders' equity                   7,337,825        (107,389)           71,792        7,302,228
                                                 ------------------------------------------------------------------
                                               $      8,156,209          21,903            71,792        8,249,904
                                                 ==================================================================




      See accompanying notes to unaudited pro forma financial data.

                             DIGITAL RECORDERS, INC.
                        PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995



                                                    Digital       Transit-
                                                   Recorders,       Media        Pro Forma
                                                      Inc.          GmbH        Adjustments      Pro Forma
                                                 -------------------------------------------------------------
Net sales                                      $      6,362,429       -              -              6,362,429
Cost of sales                                         3,170,171       -              -              3,170,171
                                                 -------------------------------------------------------------
       Gross profit                                   3,192,258       -              -              3,192,258

Selling, general and admin.
       expenses                                       2,865,626       163,442          28,478(b)    3,057,546

Research and development expenses                       379,870       -              -                379,870
                                                 -------------------------------------------------------------

       Operating income (loss)                          (53,238)     (163,442)        (28,478)       (245,158)

Other income                                            208,141         2,669        -                210,810
                                                 -------------------------------------------------------------

       Income (loss) before income taxes                154,903      (160,773)        (28,478)        (34,348)

Income taxes                                             10,000       -              -                 10,000
                                                 -------------------------------------------------------------

       Net income (loss)                       $        144,903      (160,773)        (28,478)        (44,348)
                                                 =============================================================

Net income (loss) per common and
       common equivalent share                 $              0.00         (3.22)    -                     (0.08)
                                                 =============================================================

Weighted average number of common
       and common equivalent shares
       outstanding                                    2,652,892        50,000        -              2,652,892
                                                 =============================================================




See accompanying notes to unaudited pro forma financial data.

                             DIGITAL RECORDERS, INC.
                           PRO FORMA INCOME STATEMENT
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996



                                                    Digital       Transit-
                                                   Recorders,       Media        Pro Forma
                                                      Inc.          GmbH        Adjustments      Pro Forma
                                                 -------------------------------------------------------------

Net sales                                      $      1,750,568       -              -              1,750,568
Cost of sales                                           763,787       -              -                763,787
                                                 -------------------------------------------------------------
       Gross profit                                     986,781       -              -                986,781

Selling, general and admin.
       expenses                                         746,549        64,735           7,119(b)      818,403

Research and development expenses                        87,732       -              -                 87,732
                                                 -------------------------------------------------------------

       Operating income (loss)                          152,500       (64,735)         (7,119)         80,646

Other income (expense)                                   45,362          (113)       -                 45,249
                                                 -------------------------------------------------------------

       Income (loss) before income taxes                197,862       (64,848)         (7,119)        125,895

Income taxes                                             10,000       -              -                 10,000
                                                 -------------------------------------------------------------

       Net income (loss)                       $        187,862       (64,848)         (7,119)        115,895
                                                 =============================================================

Net income (loss) per common and
       common equivalent share                 $              0.06         (1.30)    -                      0.03
                                                 =============================================================

Weighted average number of common
       and common equivalent shares
       outstanding                                    2,674,075        50,000        -              2,674,075
                                                 =============================================================




See accompanying notes to unaudited pro forma financial data.

                             DIGITAL RECORDERS, INC.
                   NOTES TO UNAUDITED PRO FORMA FINANCIAL DATA
                                 MARCH 31, 1996


1)
      (a)  Represents the total amount of cash paid for the acquisition.

      (b) Intangible assets from the acquisition totalled $142,389, which were amortized $28,478 during the year ended December 31, 1995 and $7,119 during the quarter ended March 31, 1996. Such intangible assets are being amortized on a straight-line basis over five years.

      (c) Since the transaction was recorded by the purchase method of accounting, the equity of the seller was eliminated.

2) The assets and liabilities of Transit-Media GmbH are translated at the current exchange rates at March 31, 1996, while income and expenses are translated at average rates for the period presented.